                                                                     Exhibit 4.2


                             AVALON PROPERTIES, INC.

                                       AND

                              SIGNET TRUST COMPANY


                              --------------------

                          First Supplemental Indenture

                         Dated as of September 18, 1995


                              --------------------

                      Supplemental to Indenture dated as of

                               September 18, 1995

                          FIRST SUPPLEMENTAL INDENTURE

        FIRST SUPPLEMENTAL INDENTURE, dated as of September 18, 1995, between Avalon Properties, Inc., a Maryland corporation (hereinafter called the "Company"), having its principal office at 11 Burtis Avenue, New Canaan, Connecticut 06840, and Signet Trust Company, a banking association organized under the laws of the Commonwealth of Virginia (hereinafter called the "Trustee"), having a Corporate Trust Office at 7 St. Paul Street, Baltimore, Maryland 21202, as Trustee under the Indenture (as hereinafter defined).

                                    RECITALS

        The Company and the Trustee have heretofore entered into an Indenture, dated as of September 18, 1995 (hereinafter called the "Indenture"), providing for the issuance by the Company from time to time of its senior debt securities evidencing its unsecured and unsubordinated indebtedness (the "Securities");

        No Securities have been issued under the Indenture; and

        The Company desires to issue senior debt securities under the Indenture in the form of Exhibit A to this Supplemental Indenture, the terms of which are incorporated herein and made a part hereof, and has duly authorized the execution and delivery of this Supplemental Indenture to modify the Indenture and provide certain additional provisions and definitions as hereinafter described.

          NOW, THEREFORE, THIS FIRST SUPPLEMENTAL INDENTURE WITNESSETH:

        For and in consideration of the premises, the Company and the Trustee covenant and agree, for the equal and proportionate benefit of all Holders of the Securities, as follows:

                                   ARTICLE ONE

Section 1.01. Section 101 of the Indenture is amended as follows:

        The following definitions supplement, and, to the extent inconsistent with, replace the definitions in Section 101 of the Indenture:

        "Acquired Debt" means Debt of a Person (i) existing at the time such Person becomes a Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case, other than Debt incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or such acquisition. Acquired Debt shall be deemed to be incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Subsidiary.

        "Annual Service Charge" as of any date means the maximum amount that is payable in any period for interest on, and original issue discount of, Debt of the Company and its Subsidiaries and the amount of dividends that are payable in respect of any Disqualified Stock.

        "Consolidated Income Available for Debt Service" for any period means Earnings from Operations of the Company and its Subsidiaries plus amounts that have been deducted, and minus amounts that have been added, for the following (without duplication): (i) interest on Debt of the Company and its Subsidiaries,
(ii) provision for taxes of the Company and its Subsidiaries based on income,
(iii) amortization of debt discount and deferred financing costs, (iv) provisions for gains and losses on properties and property depreciation and amortization, (v) the effect of any noncash charge resulting from a change in accounting principles in determining Earnings from Operations for such period, and (vi) amortization of deferred charges.

        "Debt" of the Company or any Subsidiary means, without duplication, any indebtedness of the Company or any Subsidiary, whether or not contingent, in respect of (i) borrowed money or evidenced by bonds, notes, debentures or similar instruments, (ii) indebtedness for borrowed money secured by any Encumbrance existing on property owned by the Company or any Subsidiary, (iii) the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued (other than letters of credit issued to provide credit enhancement or support with respect to other indebtedness of the Company or any Subsidiary otherwise reflected as Debt hereunder) or amounts representing the balance deferred and unpaid of the purchase price of any property or services, except any such balance that constitutes an accrued expense or trade payable, or all conditional sale obligations or obligations under any title retention agreement, (iv) the principal amount of all obligations of the Company or any Subsidiary with respect to redemption, repayment or other repurchase of any Disqualified Stock, or (v) any lease of property by the Company or any Subsidiary as lessee which is reflected on the Company's Consolidated Balance Sheet as a capitalized lease in accordance with GAAP, to the extent, in the case of items of indebtedness under (i) through
(iii) above, that any such items (other than letters of credit) would appear as a liability on the Company's Consolidated Balance Sheet in accordance with GAAP, and also includes, to the extent not otherwise included, any obligation by the Company or any Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), Debt of another Person (other than the Company or any Subsidiary) (it being understood that Debt shall be deemed to be incurred by the Company or any Subsidiary whenever the Company or such Subsidiary shall create, assume, guarantee or otherwise become liable in respect thereof).


        "Disqualified Stock" means, with respect to any Person, any Capital Stock of such Person which by the terms of such Capital Stock (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise (i) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than Capital Stock which is redeemable solely in exchange for Common Stock), (ii) is convertible into or exchangeable or exercisable for Debt or Disqualified Stock, or (iii) is redeemable at the option of the holder thereof, in whole or in part (other than Capital Stock which is redeemable solely in exchange for Common Stock), in each case on or prior to the Stated Maturity of the Securities.

        "Earnings from Operations" for any period means net earnings excluding gains and losses on sales of investments, as reflected in the financial statements of the Company and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

        "Encumbrance" means any mortgage, lien, charge, pledge or security interest of any kind.

        "Total Assets" as of any date means the sum of (i) the Undepreciated Real Estate Assets and (ii) all other assets of the Company and its Subsidiaries determined in accordance with GAAP (but excluding accounts receivable and intangibles).

        "Total Unencumbered Assets" means the sum of (i) those Undepreciated Real Estate Assets not subject to an Encumbrance for borrowed money and (ii) all other assets of the Company and its Subsidiaries not subject to an Encumbrance for borrowed money determined in accordance with GAAP (but excluding accounts receivable and intangibles).

        "Undepreciated Real Estate Assets" as of any date means the cost (original cost plus capital improvements) of real estate assets of the Company and its Subsidiaries on such date, before depreciation and amortization determined on a consolidated basis in accordance with GAAP.

        "Unsecured Debt" means Debt that is not secured by an Encumbrance upon any of the properties of the Company or any Subsidiary.

Section 1.02. A new Section 1012 is created and added to the Indenture to read as follows:

                SECTION 1012. Limitations on Incurrence of Debt.

                        (a) The Company will not, and will not permit any Subsidiary to, incur any Debt if, immediately after giving effect to incurrence of such additional Debt and the application of the proceeds thereof, the aggregate principal amount of all outstanding Debt of the Company and its Subsidiaries on a consolidated basis determined in accordance with GAAP is greater than 60% of the sum of (without duplication) (i) the Total Assets of the Company and its Subsidiaries as of the end of the calendar quarter covered in the Company's Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the

                Commission (or, if such filing is not permitted under the Exchange Act, with the Trustee) prior to the incurrence of such additional Debt and (ii) the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent that such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), by the Company or any Subsidiary since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Debt.

                        (b) In addition to the limitations set forth in subsection (a) of this Section 1012, the Company will not, and will not permit any Subsidiary to, incur any Debt secured by any Encumbrance upon any of the property of the Company or any Subsidiary if, immediately after giving effect to the incurrence of such additional Debt and the application of the proceeds thereof, the aggregate principal amount of all outstanding Debt of the Company and its Subsidiaries on a consolidated basis which is secured by any Encumbrance is greater than 40% of the sum of (without duplication) (i) the Total Assets of the Company and its Subsidiaries as of the end of the calendar quarter covered in the Company's Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Commission (or, if such filing is not permitted under the Exchange Act, with the Trustee) prior to the incurrence of such additional Debt and (ii) the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent that such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), by the Company or any Subsidiary since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Debt.

                        (c) In addition to the limitations set forth in subsection (a) and (b) of this Section 1012, the Company and its Subsidiaries may not at any time own Total Unencumbered Assets equal to less than 150% of the aggregate outstanding principal amount of the Unsecured Debt of the Company and its Subsidiaries on a consolidated basis.

                        (d) In addition to the limitations set forth in subsection (a), (b) and (c) of this Section 1012, the Company will not, and will not permit any Subsidiary to, incur any Debt if the ratio of Consolidated Income Available for Debt Service to the Annual Service Charge for the four consecutive fiscal quarters most recently ended prior to the date on which such additional Debt is to be incurred shall have been less than 1.5:1 on a pro forma basis giving effect thereto and to the application of the proceeds therefrom and calculated on the assumption that (i) such Debt and any other Debt incurred by the Company and its Subsidiaries since the first day of such four-quarter period and the application of the proceeds therefrom, including to refinance other Debt, had occurred at the beginning of such period; (ii) the repayment or retirement of any other Debt by the Company and its Subsidiaries since the first day of each such four-quarter period had been repaid or retired at the beginning of such period (except that, in making such computation, the amount of Debt under any revolving credit facility shall be computed based upon the average daily balance of such Debt during such period); (iii) in the case of Acquired Debt or Debt incurred in connection with any acquisition since the first day of such four-quarter period, the related acquisition had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition being included in such pro forma calculation; and (iv) in the case of any acquisition or disposition by the Company or its Subsidiaries of any asset or group of assets since the first day of such four-quarter period, whether by merger, stock purchase or sale, or asset purchase or sale, such acquisition or disposition or any related repayment of Debt had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation.

                                   ARTICLE TWO

Section 2.01. All capitalized terms which are used herein and not otherwise defined herein are defined in the Indenture and are used herein with the same meanings as in the Indenture.

Section 2.02. This First Supplemental Indenture shall be effective as of the date first above written and upon the execution and delivery hereof by each of the parties hereto.

Section 2.03. This First Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 2.04. This First Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

                  [Remainder of Page Intentionally Left Blank]

        IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed by their respective officers hereunto duly authorized, all as of the day and year first above written.

AVALON PROPERTIES, INC.


By: /s/ Thomas J. Sargeant                            Dated:  September 18, 1995
   ------------------------------------
Name: Thomas J. Sargeant
     ----------------------------------
Title: Chief Financial Officer
      ---------------------------------

Attest: Virginia Rice


SIGNET TRUST COMPANY, as Trustee



By: /s/ Diane E. TenHoopen                            Dated:  September 18, 1995
   ------------------------------------
Name: Diane E. TenHoopen
      ---------------------------------
Title: Vice President
      ---------------------------------

Attest: Rita M. Greeson

                                 ACKNOWLEDGMENT

COMMONWEALTH OF VIRGINIA)
                                                            ) ss:
COUNTY OF FAIRFAX)


On the 18th day of September 1995, before me personally came Thomas J. Sargeant, to me known, who, being by me duly sworn, did depose and say that he is the Chief Financial Officer and Treasurer of AVALON PROPERTIES, INC., one of the parties described in and which executed the foregoing instrument, and that he signed his name thereto by authority of the Board of Directors.

[Notarial Seal]

/s/Mary M. Stafford
Notary Public
Commission Expires 1-31-96



STATE OF MARYLAND)
                                                            ) ss:
COUNTY OF BALTIMORE)


On the 18th day of September 1995, before me personally came Diane E. TenHoopen to me known, who, being by me duly sworn, did depose and say that he/she is a Vice President of Signet Trust Company, one of the parties described in and which executed the foregoing instrument, and that he/she signed his/her name thereto by authority of the Board of Directors.

[Notarial Seal]

Katherine M. Rech
Notary Public
Commission Expires 6-1-98